Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated September 12, 2018, with respect to the consolidated financial statements of W Energy Partners LLC as of December 31, 2017 and 2016, and for the year ended December 31, 2017, and period from May 17, 2016 (Inception) through December 31, 2016, incorporated by reference in this Registration Statement on Form S-3 of Northern Oil and Gas, Inc. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-3.

/s/ WHITLEY PENN LLP

Houston, Texas

October 23, 2018